Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 20, 2015		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Returns to Profitability

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fourth quarter results for the quarter ended June 30, 2015.

Sales for the fourth quarter were $5,718,865 compared to $6,191,955 for the same three month period one year ago, a 7.6% decrease. The three month net income was $354,808, compared to a net loss of $2,154,994 for the fourth quarter last year. Diluted income per common share for the quarter was $0.05 compared with diluted loss per common share of $0.29 for the same three month period one year ago.

"Sales softened some in the quarter as we did not receive the normal year-end orders from our export customers. We think this was driven by the export rebate program. Orders are typically stronger at year end in order for our export customers to reach their incentive rebate targets. This year many struggled and were not able to reach the prior year's sales figures," Michael J. Koss, President and CEO, told employees here today.

Sales for the twelve months ended June 30, 2015 increased by 1.6% to $24,230,056 compared with $23,840,882 for the same twelve month period a year ago. Twelve month net income was $482,613 compared to a net loss of $5,553,554 for the same twelve months last year. Diluted income per common share was $0.07 compared with diluted loss per common share of $0.75 for the same twelve month period a year ago.

"It was good to see a sales increase even though it was smaller than we hoped. We are beginning to see some more positive signs although orders from our export customers are still a little choppy. Our cost reduction efforts continued to show in our results as Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from operations increased significantly," Koss continued. Koss noted that EBITDA from operations was $460,987 for the current quarter, compared to a loss of $1,513,848 for the same quarter last year. For the twelve months ended June 30, 2015, EBITDA from operations increased $4,394,821 on a net sales increase of $389,174 compared to the same twelve month period last year.*

* EBITDA from operations is a non-GAAP financial measure for which reconciliation is provided along with the financial statements accompanying this release.
…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2015	2014	2015	2014
Net sales	$5,718,865	$6,191,955	$24,230,056	$23,840,882
Cost of goods sold	3,638,434	5,670,934	15,781,489	17,816,754
Impairment of capitalized software, inventory and related items	—	1,770,200	—	6,305,947
Gross profit (loss)	2,080,431	(1,249,179)	8,448,567	(281,819)

Operating expenses:
Selling, general and administrative expenses	1,897,769	2,368,231	7,904,739	10,468,708
Unauthorized transaction related costs (recoveries), net	(47,543)	81,912	31,027	(745,795)
Total operating expenses	1,850,226	2,450,143	7,935,766	9,722,913

Income (loss) from operations	230,205	(3,699,322)	512,801	(10,004,732)

Other expense (income):
Interest expense (income)	—	148	12,813	(49,589)

Income (loss) before income tax provision (benefit)	230,205	(3,699,470)	499,988	(9,955,143)

Income tax provision (benefit)	(124,603)	(1,544,476)	17,375	(4,401,589)

Net income (loss)	$354,808	$(2,154,994)	$482,613	$(5,553,554)

Income (loss) per common share:
Basic	$0.05	$(0.29)	$0.07	$(0.75)
Diluted	$0.05	$(0.29)	$0.07	$(0.75)

Dividends declared per common share	$—	$—	$—	$0.18

Exhibit 99.1

KOSS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA FROM OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2015	2014	2015	2014
Net income (loss)	$354,808	$(2,154,994)	$482,613	$(5,553,554)
Interest expense (income)	—	148	12,813	(49,589)
Income tax provision (benefit)	(124,603)	(1,544,476)	17,375	(4,401,589)
Unauthorized transaction related costs (recoveries), net	(47,543)	81,912	31,027	(745,795)
Depreciation of equipment and leasehold improvements	122,287	165,637	559,631	734,664
Amortization of product software development expenditures	—	—	—	364,539
Impairment of capitalized software, inventory and related items	—	1,770,200	—	6,305,947
Stock-based compensation expense	156,038	167,725	630,539	684,554
EBITDA from operations	$460,987	$(1,513,848)	$1,733,998	$(2,660,823)

# # #